Filed pursuant to Rule 433

Preliminary Prospectus Supplement dated September 10, 2012

Registration No. 333-179213

DOMINION RESOURCES, INC.

FINAL TERM SHEET

September 10, 2012

	2012 Series A 1.40% Senior Notes due 2017	2012 Series B 2.75% Senior Notes due 2022	2012 Series C 4.05% Senior Notes due 2042

Issuer:	Dominion Resources, Inc.	Dominion Resources, Inc.	Dominion Resources, Inc.

Principal Amount:	$350,000,000	$350,000,000	$350,000,000

Expected Ratings* (Moody’s/S&P/Fitch):	Baa2 (stable outlook)/ A- (stable outlook)/ BBB+ (stable outlook)	Baa2 (stable outlook)/ A- (stable outlook)/ BBB+ (stable outlook)	Baa2 (stable outlook)/ A- (stable outlook)/ BBB+ (stable outlook)

Trade Date:	September 10, 2012	September 10, 2012	September 10, 2012

Settlement Date:	September 13, 2012	September 13, 2012	September 13, 2012

Final Maturity Date:	September 15, 2017	September 15, 2022	September 15, 2042

Interest Payment Dates:	March 15 and September 15	March 15 and September 15	March 15 and September 15

First Interest Payment Date:	March 15, 2013	March 15, 2013	March 15, 2013

Optional Redemption:	Make Whole Call at T+15 bps	Make Whole Call at T+20 bps prior to June 15, 2022; Par Call on or after June 15, 2022	Make Whole Call at T+25 bps prior to March 15, 2042; Par Call on or after March 15, 2042

Treasury Benchmark:	5/8% due August 31, 2017	1 5/8% due August 15, 2022	3% due May 15, 2042

Benchmark Yield:	0.638%	1.651%	2.783%

Spread to Benchmark:	+78 bps	+110 bps	+130 bps

Reoffer Yield:	1.418%	2.751%	4.083%

Coupon:	1.40%	2.75%	4.05%

Price to Public:	99.913%	99.991%	99.432%

Proceeds to the Company Before Expenses:	99.313%	99.341%	98.557%

CUSIP/ISIN:	25746U BR9 / US25746UBR95	25746U BP3 / US25746UBP30	25746U BQ1 / US25746UBQ13

Joint Book-Running Managers:	BNP Paribas Securities Corp., Deutsche Bank Securities Inc., J.P. Morgan Securities LLC, RBC Capital Markets, LLC, RBS Securities Inc. and Wells Fargo Securities, LLC

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling:

BNP Paribas Securities Corp.	1-800-854-5674 (toll free)
Deutsche Bank Securities Inc.	1-800-503-4611 (toll free)
J.P. Morgan Securities LLC	1-212-834-4533 (collect)
RBC Capital Markets, LLC	1-866-375-6829 (toll free)
RBS Securities Inc.	1-866-884-2071 (toll free)
Wells Fargo Securities, LLC	1-800-326-5897 (toll free)

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.